    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HA-LO INDUSTRIES, INC.

             (Exact name of registrant as specified in its charter)

           LLINOIS                  36-3573412
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                 5980 WEST TOUHY AVENUE, NILES, ILLINOIS 60714
                                 (847) 647-2300
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  LOU WEISBACH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             HA-LO INDUSTRIES, INC.
         5980 WEST TOUHY AVENUE, NILES, ILLINOIS 60714, (847) 647-2300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                With copies to:

                            BARRY J. SHKOLNIK, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60602
                                 (312) 269-8000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED       PER SHARE (1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, no par value............      1,853,580             $28.13           $52,141,205           $15,800

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock as reported on the National Market System of the NASD on December 31, 1996.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

PROSPECTUS

                                1,853,580 SHARES

                             HA-LO INDUSTRIES, INC.

                                  COMMON STOCK
                            (NO PAR VALUE PER SHARE)

    This Prospectus relates to 1,853,580 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of HA-LO Industries, Inc. (the "Company"). The Shares will be offered for sale from time to time by one or more of the shareholders described herein (the "Selling Shareholders") in transactions (which may include block transactions) on the Nasdaq National Market or in the over-the-counter market, in negotiated transactions or otherwise at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may offer the Shares to purchasers directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions or otherwise. The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. The aggregate net proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares less any commissions. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

    1,211,080 shares of Common Stock offered hereby were acquired by certain of the Selling Shareholders from the Company in connection with the Company's acquisition in 1995, 1996 and January 1997 of four unrelated advertising specialty businesses and are "restricted securities" under the Act prior to their sale hereunder. This Prospectus has been prepared, in part, for the purpose of registering such shares of Common Stock under the Act to allow for future sales by such Selling Shareholders to the public without restriction. The remaining 642,500 shares of Common Stock offered hereby were acquired by certain other Selling Shareholders from the Company in connection with the Company's acquisition in 1996 of providers of outsourced telephone-based sales and marketing services. The shares of Common Stock issued pursuant to such acquisition were previously registered by the Company under the Act pursuant to an effective Registration Statement on Form S-4. This Prospectus has been prepared, in part, for the purpose of registering for resale the shares of Common Stock issued to such Selling Shareholders. See "Selling Shareholders."

    The Common Stock is quoted on the National Market System of the NASD under the symbol "HALO." The last reported sale price of the Common Stock on December 31, 1996 on the National Market System was $27.50 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is January __, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is quoted and traded on the National Market System of the NASD and such reports, proxy statements and other information also can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the portions of the Company's Proxy Statement for the Annual Meeting of Shareholders held on June 10, 1996 and the portions of the Company's 1995 Annual Report to Shareholders for the fiscal year ended December 31, 1995 that have been incorporated by reference therein; (ii) Current Report on Form 8-K dated January 16, 1996; (iii) Current Report on Form 8-K/A dated March 13, 1996; (iv) Current Report on Form 8-K/A dated May 28, 1996; (v) Current Report on Form 8-K/A dated August 20, 1996; (vi) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; (vii) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, (viii) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996; and (ix) the description of the Common Stock contained in the Registration Statement dated October 20, 1992 filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to HA-LO Industries, Inc., 5980 West Touhy Avenue, Niles, Illinois 60714, Attention: Lou Weisbach, Chairman of the Board, President and Chief Executive Officer, Telephone (847) 647-2300.

                                  RISK FACTORS

    The following factors should be considered carefully in evaluating an investment in the Shares offered hereby.

GROWTH THROUGH ACQUISITIONS

    Acquiring businesses which can be integrated into the Company's operations has been and continues to be an important element of the Company's strategy for achieving profitable growth. Since January 1, 1993, the Company has acquired ten advertising specialty businesses and one group of providers of outsourced telephone-based sales and marketing services. There can be no assurance, however, that suitable acquisition candidates will continue to be available at prices deemed reasonable by the Company, that the Company will be able to successfully integrate future acquisitions, if any, into its existing business, that the sales representatives previously associated with an acquired business will remain with the Company after the acquisition, or that the Company's recent growth rate will continue in the future. In addition, there is significant competition for attractive acquisition candidates.

RISKS RELATED TO RAPID GROWTH

    Since January 1, 1993, the Company's net sales and net income have increased as a result of both its acquisitions and its internal growth. As part of its business strategy, the Company intends to continue to pursue additional acquisitions, open showrooms and attract and retain additional sales representatives. The failure to effectively control and manage growth could have a material adverse effect on the Company's financial condition and results of operations. In addition, there can be no assurance that the Company's recent growth rate will continue in the future.

CONCENTRATION OF SALES WITH MONTGOMERY WARD; LOWER GROSS MARGINS WITH MONTGOMERY
  WARD BUSINESS

    During the nine months ended September 30, 1996, sales to Montgomery Ward & Co. Incorporated ("Montgomery Ward") accounted for approximately 14.1% of the Company's net sales. The Company's exclusive agreement with Montgomery Ward expires on December 31, 2004, subject to earlier termination (i) at the Company's election in the event that Montgomery Ward fails to purchase specified minimum amounts of the Company's products annually under the agreement and (ii) at Montgomery Ward's election on December 31 of any year, commencing in 1998, upon no less than six-months' notice. In connection with the agreement, a fund in which Montgomery Ward is the principal investor, acquired shares of Common Stock and warrants to purchase additional shares of Common Stock. Certain of the warrants are subject to forfeiture upon early termination of the agreement. Subsequently, the fund distributed its shares of Common Stock and warrants to its partners (including Montgomery Ward) pro rata in accordance with their respective partnership interests. The agreement provides for limitations on the Company's gross margins relating to sales thereunder, resulting in lower gross margins on this business than on the Company's other business. This is offset, however, by lower selling expenses incurred on the sales to Montgomery Ward. Although the Company believes that it has established an excellent relationship with Montgomery Ward, the loss of all or a significant portion of this account would have a material adverse effect on the Company's business and results of operations.

CONCENTRATION OF SALES AND EARNINGS IN FOURTH QUARTER; QUARTERLY FLUCTUATIONS IN
  NET SALES AND NET INCOME

    Some customers tend to utilize a greater portion of their advertising and promotion budgets in the latter part of the calendar year, which has historically resulted in and may continue to result in a disproportionately large share of the Company's net sales and net income being recognized in the fourth quarter. In addition, the timing of, and method of accounting used in connection with, an acquisition may cause substantial fluctuations in operating results from quarter to quarter.

EMPLOYMENT TAX AUDIT

    The Internal Revenue Service (the "IRS") has commenced and is currently engaged in a field audit examination of the Company's federal employment tax returns for the years ended December 31, 1993, 1994 and 1995, which includes a review of the facts, circumstances and legal authority supporting the Company's position that its independent sales representatives have been properly treated as independent contractors for federal employment tax purposes. The audit is continuing, and no adjustments to the Company's federal withholding, federal unemployment or social security tax liabilities have been proposed to date; management believes, however, that the IRS will propose such adjustments for the years ended December 31, 1993 and 1994 in the near future. Although management believes that the Company's characterization of its independent sales representatives as independent contractors rather than employees is proper, the IRS could assert otherwise and seek to require the Company to reclassify its independent sales representatives as employees and/or pay substantial additional employment taxes and penalties, which amount could be material. If the IRS proposes such a reclassification or adjustment, the Company would have several options available to it, including an appeal of any such determination within the IRS and to the Federal District Court, if necessary. This process could take several years to resolve as the ultimate determination will be based upon a factual analysis of the relationship between the Company and its independent sales representatives. If the IRS were to prevail and require the Company to treat all or any portion of its independent sales representatives as employees, such change in status could adversely affect the Company's business.

DEPENDENCE UPON SALES REPRESENTATIVES

    The success of the Company is largely attributable to its ability to attract and retain experienced sales representatives. As of the date of this Prospectus, the Company's sales force consists of approximately 700 sales representatives, most of whom are independent representatives. During the nine months ended September 30, 1996, no single sales representative was responsible for more than 3% of the Company's sales. The Company's independent sales representatives generally have the right to represent other companies, including competitors of the Company. The Company believes that the decision of a sales representative to terminate his or her relationship with the Company could result in the Company losing that representative's customers. Historically, the Company has not had significant turnover among its sales representatives; however, there can be no assurance that the Company will not experience higher turnover among its sales representatives in the future.

COMPETITION

    The advertising specialty industry is highly fragmented and competitive, and the cost of entry is low. Although the Company believes its value-added services provide it with a competitive advantage, these capabilities may result in higher administrative costs than those incurred by certain of its smaller competitors. Existing or new competitors may have substantially greater financial and other resources than the Company. The Company also competes for advertising dollars with other sources, such as television, radio, newspapers, magazines and billboards. There can be no assurance that the Company will be able to continue to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition in the future.

                                  THE COMPANY

    The Company is one of the nation's leading marketers and distributors of advertising specialty products to customers with significant advertising and promotional requirements. The Company's national marketing strategy includes a system of 13 showrooms throughout the United States in which it displays products provided by its network of over 2,500 vendors and marketed by its approximately 700 sales representatives. The Company and its sales representatives assist customers by developing innovative advertising specialty programs which are tailored to customers' specific needs. The Company's customers utilize these products, which generally are articles of merchandise imprinted or otherwise customized with a customer's name, logo or message, for marketing, employee incentives and customer gifts and giveaways. These products include (i) apparel items such as jackets, sweaters, hats and golf shirts, (ii) business accessories such as clocks, portfolios, briefcases, blotters and pen and pencil sets, (iii) recognition awards such as trophies and plaques and (iv) other miscellaneous advertising items such as etched crystalware, calendars, golf accessories, key chains, watches and mugs. The Company's customers include manufacturing, financial service, broadcasting, consumer product and communications companies as well as professional sports teams. Selected customers of the Company include Motorola, Inc., The Quaker Oats Company, Time Warner, Inc., Ameritech Corporation, America Online, Inc., Abbott Laboratories, Andersen Consulting and Sony Signatures.

    The Company is incorporated under the laws of the State of Illinois. Its principal executive offices are located at 5980 West Touhy Avenue, Niles, Illinois 60714, and its telephone number is (847) 647-2300.

                              SELLING SHAREHOLDERS

    The following table sets forth with respect to each of the Selling Shareholders (i) the number of Shares beneficially owned as of December 20, 1996 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering pursuant to this Prospectus and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all the Shares set forth in (ii) above:

                                             BENEFICIAL OWNERSHIP                           BENEFICIAL OWNERSHIP
                                               PRIOR TO OFFERING           SHARES              AFTER OFFERING
                                            -----------------------         TO BE         -------------------------
           SELLING SHAREHOLDER              SHARES(1)   PERCENTAGE         OFFERED          SHARES     PERCENTAGE
------------------------------------------  ----------  -----------  -------------------  ----------  -------------
Julius J. Barnhardt                            173,064       *               62,028          111,036        *
Estate of
 Herbert Maddox Fletcher                       193,312       *               69,286          124,026        *
John G. White                                  157,876       *               56,585          101,291        *
Robert A. Hersch                                20,151       *               15,464            4,687
William M. Hersch                                7,734       *                7,734           --           --
Judie Bernon                                       429       *                  429           --           --
Linden D. Nelson                             2,662,655       13.45%         783,307        1,879,348         9.49%
Michelle Nelson                                137,500       *               45,829           91,671        *
Julie A. Nelson, as Trustee
 for Sanford Nelson                            137,500       *               45,829           91,671        *
Julie A. Nelson, as Trustee
 for Arielle Nelson                            137,500       *               45,829           91,671        *
Steven J. Lemberg                               78,760       *               78,760           --           --
Ellyn Robbins Family Trust                     310,781        1.59%          97,500          213,281         1.09%
Joel C. Okner Family Trust                     454,219        2.33          142,500          311,719         1.60
Samuel P. Okner Family Trust                   502,031        2.58          157,500          344,531         1.77
Merchant Partners, Limited Partnership         637,475        3.27          128,436          509,039         2.61
Samuel P. Okner                                318,730        1.64          116,564          202,166         1.04

------------------------

* Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from the Company within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    1,211,080 shares of Common Stock offered hereby were acquired by the first eleven Selling Shareholders listed in the table above from the Company in connection with the Company's acquisition in 1995, 1996 and January 1997 of four unrelated advertising specialty businesses, and have been registered under the Act for resale by such Selling Shareholders in accordance with the provisions of the respective acquisition agreements. Following completion of such acquisitions, (i) each of Messrs. Robert A. Hersch and William M. Hersch and Ms. Judith Bernon became employees of the Company, and (ii) Mr. Linden D. Nelson became Vice Chairman of the Company's Board of Directors and Chief Executive Officer of the Company's wholly-owned subsidiary acquired pursuant to the January 1997 acquisition.

    The remaining 642,500 shares of Common Stock offered hereby were acquired by the last five Selling Shareholders listed in the table above from the Company in connection with the Company's acquisition in 1996 (the "Merger Transactions") of providers of outsourced telephone-based sales and marketing services. The shares of Common Stock issued pursuant to such acquisition were previously registered by the Company under the Act pursuant to an effective Registration Statement on Form S-4, and have been registered under the Act for resale by such Selling Stockholders in accordance with the provisions of a registration rights agreement by and among the Company and such Selling Shareholders. Following completion of the Merger Transactions, (i) Mr. Seymour
N. Okner was nominated and appointed to the Company's Board of Directors, and
(ii) each of Messrs. Seymour N. Okner and Samuel P. Okner became, respectively, Chairman and Chief Executive Officer and President and Chief Operating Officer of two of the Company's wholly-owned subsidiaries which were acquired by the Company pursuant to the Merger Transactions.

                              PLAN OF DISTRIBUTION

    The Company has been advised by each Selling Shareholder that he or it intends to sell all or a portion of the Shares offered hereby from time to time to purchasers directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or purchasers of the Shares for whom they may act as agent. Such sales of the Shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. Any or all of the Shares may be sold from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the Shares; and (e) otherwise. To the extent required, the number of Shares to be sold, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares less any commissions.

    Each of the last five Selling Shareholders listed in the table under "Selling Shareholders" has a separate contractual obligation to the Company to refrain from selling, transferring, or otherwise disposing of any shares of Common Stock prior to the public filing or announcement of results covering at least thirty (30) days of combined operations of the Company, Market USA, Inc., an Illinois corporation and wholly-owned subsidiary of the Company ("Market USA"), and Marusa Marketing Inc., a Canadian federal corporation and wholly-owned subsidiary of the Company ("Marusa"). The Company, however, is contractually obligated by means of a registration statement, declared effective by the Commission prior to the public filing or announcement of results covering at least thirty (30) days of combined operations of the Company, Market USA and Marusa, to provide for the sale by such Selling Shareholders, among others, of a whole number of shares of Common Stock equal to the quotient of $15 million divided by the average per share price of the Common Stock for the ten trading days prior to September 30, 1996. In addition, each of the Ellyn Robbins Family Trust, the Joel C. Okner Family Trust, the Samuel P. Okner Family Trust, and Samuel P. Okner have advised the Company that they do not currently intend to sell any shares of Common Stock prior to April 1, 1997, absent a determination that such sales can be made without recapture of profits pursuant to Section 16(b) of the Exchange Act.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act.

    No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares.

    Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares. A Selling Shareholder may transfer, devise or gift such Shares by other means not described herein.

    The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any.

    Pursuant to agreements entered into in connection with certain of the acquisitions described elsewhere herein, the Company and certain of the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, which is incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
Risk Factors...................................          3
The Company....................................          5
Selling Shareholders...........................          6
Plan of Distribution...........................          7
Legal Matters..................................          8
Experts........................................          8

                                        SHARES

                             HA-LO INDUSTRIES, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                January   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

SEC registration fee..............................................  $  15,800
Blue Sky fees and expenses........................................        250*
Legal fees and expenses...........................................      7,500*
Accounting fees and expenses......................................      2,500*
Miscellaneous.....................................................      3,950*
                                                                    ---------
    Total.........................................................  $  30,000*
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

    The Company will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Illinois Business Corporation Act (the "IBCA") provides for indemnification by the Company of its directors and officers. In addition, the Restated Articles of Incorporation of the Company require the Company to indemnify any current or former director or officer to the fullest extent permitted by the IBCA. The Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities. The Company has also entered into indemnity agreements with each of its directors and officers pursuant to which it has agreed to indemnify such persons against any and all losses and expenses to the fullest extent permitted under the Company's Articles and By-laws and the IBCA and to advance to such persons any and all expenses arising in connection therewith.

    Pursuant to agreements entered into in connection with certain of the acquisitions described in the Prospectus, the Company and certain of the Selling Shareholders have agreed to indemnify each other and such Selling Shareholders have agreed to indemnify the Company's directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and in certain instances to contribute to payments such persons may be required to make in respect thereof.

ITEM 16.  EXHIBITS.

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.1  Specimen certificate representing Common Stock (incorporated by reference to the Registration Statement on Form S-1, as amended (File No.
         33-51698), filed by the Company under the Securities Act of 1933, as amended).

  5.1  Opinion of Neal, Gerber & Eisenberg.

 23.1  Consent of Arthur Andersen LLP.

 23.2  Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 24.1  Powers of Attorney of certain officers and directors of the Company
         (included on signature page).

    (b) Supplemental Financial Statement Schedules: None.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 6, 1997.

                                HA-LO INDUSTRIES, INC.
                                (REGISTRANT)

                                By:               /s/ LOU WEISBACH
                                     -----------------------------------------
                                                    Lou Weisbach
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    We, the undersigned officers and directors of HA-LO Industries, Inc, hereby severally constitute Lou Weisbach, Richard A. Magid and Gregory J. Kilrea, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable HA-LO Industries, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on January 6, 1997, by the following persons in the capacities indicated:

             NAME                         TITLE
------------------------------  --------------------------

                                Director, Chairman,
       /s/ LOU WEISBACH           President and Chief
------------------------------    Executive Officer
         Lou Weisbach             (Principal Executive
                                  Officer)

------------------------------
       Linden D. Nelson         Director, Vice-Chairman

                                Chief Financial Officer
      GREGORY J. KILREA           (Principal Financial
------------------------------    Officer and Principal
      Gregory J. Kilrea           Accounting Officer)

------------------------------
      Thomas Herskovits         Director

      /s/ JORDON R. KATZ
------------------------------  Director
        Jordon R. Katz

------------------------------
       Marshall J. Katz         Director

     /s/ SEYMOUR N. OKNER
------------------------------  Director
       Seymour N. Okner

     /s/ RICHARD A. MAGID
------------------------------  Director, Treasurer and
       Richard A. Magid           Chief Operating Officer

        /s/ NEIL RAMO
------------------------------  Director
          Neil Ramo

    /s/ JOSEPH REDDINGTON
------------------------------  Director
      Joseph Reddington

     /s/ DAVID C. ROBBINS
------------------------------  Director, Executive Vice
       David C. Robbins           President

                                 EXHIBIT INDEX

  EXHIBIT                                                                                                    SEQUENTIALLY
  NUMBER     DESCRIPTION                                                                                     NUMBERED PAGE
-----------  -------------------------------------------------------------------------------------------  -------------------
       4.1   Specimen certificate representing Common Stock (incorporated by reference to the
               Registration Statement on Form S-1, as amended (File No. 33-51698), filed by the Company under the Securities Act of 1933, as amended).
       5.1   Opinion of Neal, Gerber & Eisenberg.
      23.1   Consent of Arthur Andersen LLP.
      23.2   Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).
      24.1   Powers of Attorney of certain officers and directors of the Company (included on signature page).